CUSTODY AGREEMENT

SCHEDULE I-E
CERTIFICATE OF AUTHORIZED PERSONS

(The Trust - Oral and Written Instructions)

The undersigned hereby certifies that he/she is the duly elected and acting President of NORTHERN LIGHTS FUND TRUST, on behalf of Critical Math Fund (the “Fund”), and further certifies that the following officers or employees of the Trust have been duly authorized in conformity with the Trust’s Declaration of Trust and By-Laws to deliver Certificates and Oral Instructions to The Bank of New York (“Custodian”) pursuant to the Custody Agreement between the Trust and Custodian dated December 19, 2005 and that the signatures appearing opposite their names are true and correct:

Derek Bilcik Name	____________ Title	Signature
Lew Arno Name	____________ Title	Signature
Tim Clemens Name	Director Fund Acctng. - Administrator Title	Signature
Andrew Rogers Name	Director Administration - Administrator Title	Signature
Michael McDermott Name	Senior Fund Accountant - Administrator Title	Signature
Larie Lydick Name	Vice President - Transfer Agent Title	Signature
Scott Lemmon Name	Manager - Transfer Agent Title	Signature
Kim Pulverenti Name	Team Member - Transfer Agent Title	Signature
Bryan Kaminski Name	Team Member - Transfer Agent Title	Signature

              This certificate supersedes any certificate of Authorized Persons you may currently have on file.

[seal]                                                                      By:

                                                                                      Michael J. Wagner, President

Date:

SCHEDULE II

SERIES

The Critical Math Fund Fees

Annual fee equal to:

1.5 basis points or 0.015% on first $100 million of net assets

1.0 basis points or 0.010% on net assets greater than $100 million

$12 on DTC Trades

$5 on checks and wires

Additional charges for foreign trades to be detailed in agreement

Out of pocket expenses for all services are not included.